                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 6)



                         Alexander Energy Corporation
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                                (Name of Issuer)



                                    Common
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                         (Title of Class of Securities)




                                  014617 20 3
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                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement (    ).  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
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CUSIP No.  014617 20 3                     13G                 Page 1 of 3 Pages

1        NAME OF REPORTING PERSON
                                  Bob G. Alexander
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                     ###-##-####
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [ ]
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3        SEC Use Only


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4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States
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NUMBER OF SHARES
                               5    SOLE VOTING POWER               210,666
                              --------------------------------------------------
BENEFICIALLY OWNED
                               6    SHARED VOTING                      -0-
                              --------------------------------------------------
BY EACH REPORTING
                               7    SOLE DISPOSITIVE POWER          210,666
                              --------------------------------------------------
PERSON WITH
                               8    SHARED DISPOSITIVE POWER           -0-
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       210,666
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10 [x]   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
         SHARES
                                      *
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     1.69%
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12       TYPE OF REPORTING PERSON

                                    IN
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*        Donna Ports Alexander, wife of the Reporting Person, owns of record
         83,882 shares of the Issuer's common stock. The Reporting Person disclaims any beneficial interest in the shares owned by his wife.
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ITEM 1.

         (a)     Name of Issuer:  Alexander Energy Corporation
         (b)     Address of Issuer's Principal Executive Offices:
                                                    701 Cedar Lake Boulevard
                                                    Oklahoma City, OK 73114-7800
ITEM 2.

         (a)     Name of Person Filing:    Bob G. Alexander

         (b)     Address of Principal Business Office or, if none, Residence:

                               701 Cedar Lake Boulevard
                               Oklahoma City, OK 73114-7800

         (c)     Citizenship:              United States

         (d)     Title of Class of Securities:              Common

         (e)     CUSIP Number:    014617 20 3

ITEM 3.

                                            N/A

ITEM 4.  OWNERSHIP

                                            N/A

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more that 5% of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                            N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                            N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                     N/A

ITEM 10. CERTIFICATION

                     N/A


                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is this statement is true, complete and correct.

                                                        February 14, 1996
                                               ---------------------------------
                                                                            Date

                                                    /s/ BOB G. ALEXANDER
                                               ---------------------------------
                                                                       Signature

                                                        Bob G. Alexander
                                               ---------------------------------
                                                                            Name